EXHIBIT 99.1

Ashworth, Inc. Reports Third Quarter and YTD Fiscal 2007 Financial Results

    CARLSBAD, Calif.--(BUSINESS WIRE)--Sept. 10, 2007--Ashworth, Inc. (NASDAQ: ASHW), a leading designer of on-course golf apparel and golf-inspired lifestyle sportswear, today announced unaudited financial results for its third quarter ended July 31, 2007.

    Summary of Third Quarter Results:

    Consolidated net revenue for the third quarter ended July 31, 2007 decreased 6.4% to $49.5 million as compared to $52.8 million for the third quarter of 2006. The Company reported consolidated third quarter net loss of $5.7 million, or $0.39 per share, compared to net income of $0.7 million, or $0.05 per diluted share, for the same quarter of the prior year. In the third quarter of fiscal 2007, the Company recorded a tax charge of $1.4 million or $0.10 per diluted share to establish a valuation allowance against deferred tax assets.

    In the third quarter of fiscal 2007, the Company's consolidated gross margin decreased 270 basis points to 38.2% as compared to 40.9% in the third quarter of fiscal 2006. The decrease in consolidated gross margin was driven significantly by a decrease in revenue without a commensurate decrease in overhead expenses being applied to cost of sales.

    Consolidated selling, general and administrative ("SG&A") expenses increased 10.1% to $21.8 million for the third quarter of fiscal 2007 as compared to $19.8 million for the third quarter of fiscal 2006. The increase in SG&A expenses was largely due to increased compensation costs related to retention bonuses, severance, and compensation expense related to the employment and non-compete agreements entered into with the principals of Gekko Brands, LLC on June 4, 2007.

    Revenues by Channel/Segment:

    Golf

    Total revenues in the domestic golf channel in the third quarter remained flat at $17.2 million as compared to the same period last year. Revenues from the Company's on-course golf retailers, increased 10.1% or $1.2 million in the third quarter of fiscal 2007 compared to the same period in the prior year. The Company continues to experience significant competitive pressure and market consolidation within the off-course channel of distribution.

    Corporate

    Revenues for the corporate distribution channel were $6.3 million, a decrease of 17.1% as compared to the same period last year. The decrease in the corporate channel resulted from continued missed sales opportunities due to out-of-stock positions in selected styles.

    Retail

    Revenues for the retail distribution channel were $1.7 million, a decrease of 43.7% from third quarter 2006. Consolidation in the retail market accounted for approximately $0.9 million of the decrease and approximately $0.5 million of the decrease resulted from the Company's decision to discontinue selling to selected accounts.

    Collegiate/Racing (The Game(R)/Kudzu(R))

    Third quarter revenues for Gekko Brands, LLC were $12.6 million, an increase of 5.2% over the third quarter 2006. The increase was primarily driven by the continued sales growth of Ashworth(R) apparel through the collegiate/bookstore channel.

    Company-owned Outlet Stores

    Revenues from the Company-owned stores were $3.2 million, an increase of 11.8% over third quarter 2006. The Company opened three new outlet stores in the second half of 2006 bringing the Company's total number of outlet stores to 18. The new outlet stores accounted for $0.2 million of the sales increase over the third quarter of fiscal 2006 while sales on a comparable store basis increased 7.4%. Much of the increase was due to the promotional initiatives implemented by the Company.

    International

    Revenues from the international segment decreased 16.9% to $8.5 million, a decrease of $1.7 million over the same period last year. Revenues were significantly lower in Europe largely due a decrease in market penetration consisting primarily of a reduction in the number of doors shipped.

    Balance Sheet:

    Net accounts receivable decreased 20.3% from the prior year, while revenues decreased 6.4% for the third quarter. The $8.0 million decrease in net accounts receivable was primarily due to a decrease in sales of $5.3 million in the Company's domestic golf, retail and corporate distribution channels during the nine months ended July 31, 2007 and $2.7 million was due to the timing of shipments. Net inventory increased 1.2% to $53.6 million as of July 31, 2007 as compared with the same period last year.

    The Company was in compliance with the financial covenants provisions of its line of credit agreement with its lenders as of July 31, 2007.

    Income Taxes:

    During the financial close for the quarter ended July 31, 2007, the Company performed its quarterly assessment of its net deferred tax assets in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 limits the ability to use future taxable income to support the realization of deferred tax assets when a company has experienced recent losses even if anticipated future taxable income is supported by detailed forecasts and projections. As a result of the quarterly assessment, the Company recorded a tax charge in the third quarter of 2007 of $1.4 million or $0.10 per diluted share to establish a valuation allowance against deferred tax assets.

    Embroidery and Distribution Center (EDC):

    After analyzing various strategic alternatives, the Company has elected to retain the EDC at the present time and focus instead on reducing the EDC's operating costs and increasing its operating efficiency.

    Conference Call:

    Investors and all others are invited to listen to a conference call discussing third quarter results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Domestic participants can access the conference call by dialing 888-344-1107. International participants should dial 973-582-2859. Callers should ask to be connected to Ashworth's third quarter earnings teleconference or provide the conference ID number 9182303. The call will also be broadcast live over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com.

    About Ashworth, Inc.

    Ashworth, Inc. (NASDAQ: ASHW) is a leading designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth's three market-leading brands include: Ashworth Collection (TM), a range of upscale sportswear designed to be worn on and off-course; Ashworth Authentics (TM), which showcases popular items from the Ashworth line; and Ashworth Weather Systems(R), a technical performance line. Ashworth is also an Official Apparel Licensee of Callaway Golf Company.

    Ashworth is also a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. The Game is a leading headwear brand in collegiate bookstores and Kudzu products are sold into the NASCAR/racing markets and through outdoors sports distribution channels, including fishing and hunting. Ashworth is also the exclusive on-site event merchandiser for the Kentucky Derby.

    For more information, please visit the Company's Web site at www.ashworthinc.com.

    Forward-Looking Statements

    This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing and business plans and strategies within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believes," "anticipates," "expects," "predicts," "estimates," "projects," "will be," "will continue," "will likely result," or other similar words and phrases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, changed circumstances or unanticipated events unless required by law. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the uncertainties associated with implementing a successful transition in executive leadership, the continued willingness of the Company's lenders to provide waivers of compliance with financial covenants, the evaluation of strategic alternatives that may be presented, timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's acquisition of Gekko Brands, LLC, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the successful operation of the distribution facility in Oceanside, CA, the successful implementation of the Company's ERP system, and other risks described in Ashworth, Inc.'s SEC reports, including the annual report on Form 10-K for the year ended
October 31, 2006, quarterly reports on Form 10-Q filed thereafter and amendments to any of the foregoing reports, including the Form 10-K/A for the year ended October 31, 2006.

ASHWORTH, INC.
Consolidated Statements of Income
Third Quarter and Nine months ended July 31, 2007 and 2006
(Unaudited)
                                             Summary of Results of
                                                   Operations
                                               2007          2006
                                          -------------- -------------
THIRD QUARTER
-----------------------------------------
Net Revenue                               $  49,461,000  $ 52,816,000
Cost of Sales                                30,578,000    31,190,000
                                          -------------- -------------
 Gross Profit                                18,883,000    21,626,000
Selling, General and Administrative
 Expenses                                    21,841,000    19,836,000
                                          -------------- -------------
Income (Loss) from Operations                (2,958,000)    1,790,000
Other Income (Expense):
 Interest Income                                 24,000        21,000
 Interest Expense                              (837,000)     (828,000)
 Other Income (Expense), net                    (54,000)      151,000
                                          -------------- -------------
 Total Other Expense, net                      (867,000)     (656,000)
                                          -------------- -------------
Income (Loss) Before Provision for Income
 Taxes                                       (3,825,000)    1,134,000
Provision for Income Taxes                   (1,824,000)     (453,000)
                                          -------------- -------------
 Net Income (Loss)                          ($5,649,000) $    681,000
                                          ============== =============

Income (Loss) Per Share - BASIC                  ($0.39) $       0.05
Weighted Average Common Shares
 Outstanding                                 14,602,000    14,495,000
                                          ============== =============

Income (Loss) Per Share - DILUTED                ($0.39) $       0.05
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,602,000    14,624,000
                                          ============== =============

NINE MONTHS
-----------------------------------------
Net Revenue                               $ 147,597,000  $159,448,000
Cost of Sales                                89,856,000    89,963,000
                                          -------------- -------------
 Gross Profit                                57,741,000    69,485,000
Selling, General and Administrative
 Expenses                                    62,799,000    59,044,000
                                          -------------- -------------
Income (Loss) from Operations                (5,058,000)   10,441,000
Other Income (Expense):
 Interest Income                                 82,000        40,000
 Interest Expense                            (2,209,000)   (2,229,000)
 Other Income (Expense), net                   (114,000)      590,000
                                          -------------- -------------
Total Other Expense, net                     (2,241,000)   (1,599,000)
                                          -------------- -------------
Income (Loss) Before Provision for Income
 Taxes                                       (7,299,000)    8,842,000
Provision for Income Taxes                   (3,331,000)   (3,536,000)
                                          -------------- -------------
 Net Income (Loss)                         ($10,630,000) $  5,306,000
                                          ============== =============

Income (Loss) Per Share - BASIC                  ($0.73) $       0.37
Weighted Average Common Shares
 Outstanding                                 14,548,000    14,359,000
                                          ============== =============

Income (Loss) Per Share - DILUTED                ($0.73) $       0.37
Adjusted Weighted Average Shares and
 Assumed Conversions                         14,548,000    14,513,000
                                          ============== =============


ASHWORTH, INC.
Consolidated Balance Sheets
As of July 31, 2007 and 2006
(Unaudited)
                                               July 31,     July 31,
ASSETS                                           2007         2006
-------------------------------------------- ------------ ------------

CURRENT ASSETS
  Cash and Cash Equivalents                  $  7,869,000 $  3,892,000
  Accounts Receivable - Trade, net             31,334,000   39,325,000
  Inventories, net                             53,608,000   52,978,000
  Other Current Assets                          5,916,000    9,674,000
                                             ------------ ------------
    Total Current Assets                       98,727,000  105,869,000

Property and Equipment, net                    38,303,000   38,993,000
    Other Assets, net                          25,585,000   24,519,000
                                             ------------ ------------
                Total Assets                 $162,615,000 $169,381,000
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------

CURRENT LIABILITIES
  Line of Credit Payable                     $ 22,300,000 $ 17,850,000
  Current Portion of Long-Term Debt             2,339,000    2,103,000
  Accounts Payable - Trade                     10,287,000   10,434,000
  Other Current Liabilities                    10,102,000    8,230,000
                                             ------------ ------------
    Total Current Liabilities                  45,028,000   38,617,000

Long-Term Debt                                 14,385,000   16,146,000
Other Long-Term Liabilities                     2,041,000    2,137,000
Stockholders' Equity                          101,161,000  112,481,000
                                             ------------ ------------
 Total Liabilities and Stockholders' Equity  $162,615,000 $169,381,000
                                             ============ ============

    CONTACT: Ashworth, Inc.
             Peter M. Weil, CEO
             Eddie Fadel, President
             Eric R. Hohl, CFO
             760-929-6100